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EXHIBIT 2.1







                          PURCHASE AND SALE AGREEMENT



                                     DATED



                                JANUARY 15, 1999




                                    BETWEEN



                               PETSEC ENERGY INC.

                                       AS

                                     SELLER




                                      AND




                               APACHE CORPORATION

                                       AS

                                     BUYER


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                               TABLE OF CONTENTS


1.     PURCHASE AND SALE................................................3

1.1        PURCHASE AND SALE............................................3
1.2        INTERESTS....................................................3
1.3        EFFECTIVE TIME...............................................4
1.4        TRANSFER OF SEISMIC DATA.....................................4

2.     THE PURCHASE PRICE...............................................5

2.1        PURCHASE PRICE...............................................5
2.2        ADJUSTMENTS TO PURCHASE PRICE................................5

3.     REPRESENTATIONS AND WARRANTIES, DISCLAIMERS AND WAIVERS..........6

3.1        REPRESENTATIONS AND WARRANTIES AND DISCLAIMERS OF SELLER.....6
3.2        REPRESENTATIONS AND WARRANTIES AND WAIVERS OF BUYER.........11

4.     COVENANTS AND AGREEMENTS........................................13

4.1        COVENANTS AND AGREEMENTS OF SELLER..........................13
4.2        COVENANTS AND AGREEMENTS OF BUYER...........................15
4.3        MUTUAL COVENANTS AND AGREEMENTS.............................15

5.     TITLE MATTERS...................................................16

5.1        DEFINITIONS.................................................16
5.2        TITLE DEFECT ADJUSTMENTS....................................18
5.3        CASUALTY LOSS...............................................19

6.     ENVIRONMENTAL DEFECTS...........................................19

6.1        ENVIRONMENTAL DEFECTS.......................................19
6.2        ENVIRONMENTAL DEFECT ADJUSTMENTS............................19
6.3        DEFINITIONS.................................................20

7.     CONDITIONS TO CLOSING...........................................20

7.1        SELLER'S CONDITIONS.........................................21
7.2        BUYER'S CONDITIONS..........................................21

8.     CLOSING.........................................................22

8.1        DATE OF CLOSING.............................................22
8.2        PLACE OF CLOSING............................................22
8.3        CLOSING OBLIGATIONS.........................................22

9.     OBLIGATIONS AFTER CLOSING.......................................24

9.1        POST-CLOSING ADJUSTMENT PROCEDURE...........................24
9.2        RECORDS.....................................................24
9.3        FURTHER ASSURANCES..........................................25
9.4        ASSUMPTION AND RETENTION OF OBLIGATIONS.....................25
9.5        INDEMNIFICATION.............................................26

10.    TERMINATION OF AGREEMENT........................................28

10.1          TERMINATION..............................................28
10.2          LIABILITIES UPON TERMINATION OR BREACH...................29

11.    MISCELLANEOUS...................................................29

11.1          EMPLOYEE MATTERS.........................................29

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11.2          EXHIBITS.................................................29
11.3          EXPENSES.................................................30
11.4          NOTICES..................................................30
11.5          WIRE TRANSFER INSTRUCTIONS...............................30
11.6          AMENDMENTS...............................................31
11.7          ASSIGNMENT...............................................31
11.8          ANNOUNCEMENTS............................................31
11.9          HEADINGS.................................................31
11.10         COUNTERPARTS.............................................32
11.11         REFERENCES...............................................32
11.12         GOVERNING LAW............................................32
11.13         ENTIRE AGREEMENT.........................................32
11.14         PARTIES IN INTEREST......................................33
11.15         SURVIVAL.................................................33
11.16         ARBITRATION..............................................33
11.17         TAX MATTERS..............................................34
11.18         SUSPENSE ACCOUNTS........................................36
11.19         SEVERABILITY.............................................36
11.20         LIMITATION OF LIABILITY..................................36
11.21         WAIVER OF JURY TRIAL.....................................36
11.22         JURISDICTION AND VENUE...................................36


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                          PURCHASE AND SALE AGREEMENT


           This Purchase and Sale Agreement (the "Agreement"), dated January 15, 1999 is between PETSEC ENERGY INC., a Nevada corporation, having offices at 143 Ridgeway Drive, Suite 113, Lafayette, Louisiana 70503-3402 ("Seller"), and APACHE CORPORATION, a Delaware corporation, having offices at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400 ("Buyer").



           In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:



1.         PURCHASE AND SALE
1.1        Purchase and Sale.

           Seller agrees to sell and convey, and Buyer agrees to purchase and pay for specified assets of Seller, the "Interests" (as defined in Section 1.2) at the Closing, subject to the terms and conditions of this Agreement (the "Acquisition").

1.2        Interests.

           Those certain undivided interests of Seller in and to the following assets shall hereinafter be called the "Interests":



           (a) The leasehold interests specifically described on EXHIBIT A-II hereto in the oil, gas and mineral leases described on EXHIBIT A-II (the "Leases") insofar as such interests cover the lands described on EXHIBIT A-II (the "Leasehold Interests");



           (b) The interests in the oil and gas wells or units specifically described in EXHIBIT A-I hereto (the "Wells");



           (c) The oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom, together with all minerals produced in association with these substances in and under and which may be produced and saved from or attributable to the Leasehold Interests on or after the Effective Time (collectively called the "Hydrocarbons"), and all rents, issues, profits, proceeds, products, revenues and other income from or attributable thereto;



           (d) An undivided fifty percent (50%) interest in and to the personal property, fixtures and improvements located on lands covered by the Leases or used or specifically designated for use in connection with the exploration, development, operation or maintenance of the Wells or Leasehold Interests, including but not limited to that described in EXHIBIT A-III, or used or specifically designated for use in connection with the production, treatment, sale or disposal of hydrocarbons, sulfur or water produced therefrom

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or attributable to the Leasehold Interests, including, without limitation, platforms, pipelines, gathering systems and compression facilities located on lands covered by the Leases or used or specifically designated for use in connection with the Leasehold Interests (the "Equipment");



           (e) An undivided fifty percent (50%) interest in and to all agreements, product purchase and sale contracts, surface leases, gas gathering contracts, salt water disposal leases and wells, processing agreements, compression agreements, equipment leases, permits, rights-of-way, easements, licenses, farmouts and farmins, options, orders, pooling, spacing or consolidation agreements, operating agreements, transportation agreements and all other agreements relating to the properties, interests and rights described in Sections 1.2(a) through 1.2(d), including but not limited to one-half (50%) of Seller's interest in the agreements described in Part I of EXHIBIT A-IV (the "Contracts"); provided, however, that the Contracts shall specifically exclude those contracts and agreements described in Part II of EXHIBIT A-IV which shall not be assigned to or assumed by Buyer; and



           (f) A copy of all interpretive data generated by Seller that pertains to the subsurface area directly below the Leases (including structure maps and isopach maps), and originals of all technical and historical geological and engineering information that pertains directly to the Interests (including electric logs, core data, pressure data, historical decline curves, historical graphical production curves, drilling reports, well completion reports, drill stem test charts, historical engineering reports, well files and field files), and all other documentary information that pertains directly to the Interests (including title information, litigation files (other than litigation files relating to those claims liability for which will be retained by Seller hereunder without limitation as to time), land files, lease files, division order files, contract files, environmental files and marketing files) and accounting and financial data that pertains directly to the Interests (other than tax returns and income tax information) (collectively, the "Records"), to be made available to Buyer in accordance with the provisions of
Section 9.2 hereof. The Records shall not, however, include any information that is not transferable or, if disclosed, would cause Seller to breach any contract or agreement or would subject any legal privilege or the attorney work/product doctrine to reasonable attack as having been waived.



1.3        Effective Time.

           The purchase and sale of the Interests shall be effective as of January 1, 1999, at 12:01 a.m., at the location of the Interests (the "Effective Time").

1.4        Transfer of Seismic Data.

           (a) As part of the transactions contemplated by this Agreement, Seller shall convey to Buyer an undivided one-half (50%) interest in and to all shallow hazard surveys and in and to Seller's proprietary seismic data covering the lands covered by the Leasehold Interests, including without limitation that data covering a portion of West Cameron Block 543 (the "Seismic Data"), to be made available to Buyer in accordance with the provisions of Section 9.2 hereof.

           (b) ANY USE OF THE SEISMIC DATA BY BUYER SHALL BE AT BUYER'S SOLE RISK. SELLER SHALL NOT BE RESPONSIBLE FOR ANY ACTIONS TAKEN BY BUYER BASED UPON THE SEISMIC DATA.

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2.         THE PURCHASE PRICE.

2.1        Purchase Price.

           The purchase price for the Interests and the other conveyances provided for herein shall be Sixty-Eight Million, Five Hundred
Thousand and No/100 Dollars ($68,500,000.00) (the "Purchase Price"), subject to adjustment at Closing as set forth in Section 2.2 and as otherwise subsequently adjusted as set forth in Sections 5.2(d), 6.2(b) and 9.1. The parties agree that the Purchase Price will be allocated among the Interests as reflected on EXHIBIT A-II and to report such allocation for purposes of federal and state tax returns.

2.2        Adjustments to Purchase Price.

           The Purchase Price shall be adjusted as follows:

           (a) The Purchase Price shall be adjusted upward by the following:


                     (1) proceeds accrued to or received by Buyer attributable to the Interests that are, in accordance with generally accepted accounting principles, attributable to the period of time prior to the Effective Time, including without limitation, the value of all oil in storage above the pipeline connection as of the Effective Time and not previously sold by Seller that is attributable to the Interests, such value to be the market price in effect as of the Effective Time, less taxes and gravity adjustments deducted by the purchaser of such oil;



                     (2) the amount of all expenditures; rentals and other charges; ad valorem, property, production, excise, severance and similar taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom; expenses (including overhead determined in accordance with the Operating Agreement attached hereto as EXHIBIT C) billed under applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, paid by or on behalf of Seller in connection with the operation of the Interests, in accordance with generally accepted accounting principles, to the extent not provided for in
           Section 2.2(a)(3), attributable to the period after the Effective
           Time;



                     (3) an amount equal to all prepaid expenses attributable to the Interests that are paid by or on behalf of Seller that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time, including, without limitation, prepaid utility charges and prepaid ad valorem, property, production, severance and similar taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, but excluding, without limitation, repairs made during the period after the Effective Time that relate to hurricane or similar damage occurring prior to the Effective Time; and

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                     (4) any other amount agreed upon by Seller and Buyer.



           (b) The Purchase Price shall be adjusted downward by the following:



                     (1) proceeds accrued to or received by Seller attributable to the Interests that are, in accordance with generally accepted accounting principles, attributable to the period of time from and after the Effective Time;



                     (2) an amount equal to unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the Interests that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of Seller's and Buyer's ownership before and after the Effective Time);



                     (3) an amount equal to the sum of all Title Defect and Environmental Defect adjustments; and



                     (4) any other amount agreed upon by Seller and Buyer.



3.         REPRESENTATIONS AND WARRANTIES, DISCLAIMERS AND WAIVERS.

3.1 Representations and Warranties and Disclaimers of Seller.

           Seller represents and warrants as of the date hereof and as of the Closing Date to Buyer as follows:



           (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to carry on its business and is in good standing in each state
(and with appropriate federal agencies on the Outer Continental Shelf or otherwise, if applicable) where failure to be so qualified would have a material adverse effect on the transactions contemplated under this Agreement.



           (b) Seller has all requisite corporate power and authority to carry on its business as presently conducted, and to enter into this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with (i) any provision of its articles of incorporation or bylaws; or (ii) except as otherwise provided on EXHIBIT A-IV, any provision of any agreement or instrument to which it is a party or by

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which it is bound, or (iii) to its Knowledge (as hereinafter defined), any judgment, decree, order, statute, rule or regulation applicable to it.



           (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on Seller's part.


           (d) This Agreement has been duly authorized, executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors. Seller has been duly authorized to consummate the transactions contemplated by this Agreement.



           (e) Except as set forth on SCHEDULE 3.1(E), there is no suit, action, arbitration proceeding, or legal, administrative or other proceeding, or, to Seller's Knowledge, governmental investigation pending or, to Seller's Knowledge, threatened against Seller that is reasonably likely to hinder or impede the operation of or Seller's title to the Interests, and there is no such action or proceeding involving Seller or the Interests that is reasonably likely to impede the consummation of the transactions contemplated by this Agreement.



           (f) Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.


           (g) Except the Permitted Encumbrances, Seller has not, (i) except as set forth on SCHEDULE 3.1(G) (which liens and encumbrances as set forth on SCHEDULE 3.1(G) shall, as to the Interests, be released at or before Closing), created or allowed to be created any liens, pledges or encumbrances covering or affecting the Interests, or (iii) made any transfers, assignments or conveyances which would cause Seller's ownership of the Leasehold Interests to be such that, with respect to a Lease listed on EXHIBIT A-II, (A) Seller is entitled to receive a decimal share of the oil, gas and other hydrocarbons produced, saved and marketed from or attributable to such Leasehold Interests which is less than the decimal share set forth on EXHIBIT A-II in connection with such Leasehold Interests as the "Net Revenue Interest" or (B) Seller is obligated to bear a decimal share of the cost of operation of such Leasehold Interests greater than the decimal share set forth on EXHIBIT A-II in connection with such Leasehold Interests as the "Working Interest" (without at least a proportionate increase in the share of production to which Seller is entitled to receive). It is understood and agreed that a claim or other matter arising other than by, through or under Seller, will not result in a breach of the foregoing representation and warranty. EXCEPT FOR THE REPRESENTATION CONTAINED IN THIS SUBSECTION 3.1(G) AND THE WARRANTY OF TITLE BY, THROUGH OR UNDER SELLER CONTAINED IN THE CONVEYANCES TO BE EXECUTED AT CLOSING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO SELLER'S TITLE TO ANY OF THE INTERESTS.

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           (h) Except as set forth on SCHEDULE 3.1(J), Seller has not received any notice of a violation of any laws, rules, regulations, ordinances or orders, permits, licenses or other authorizations of any local, tribal, state or federal governmental bodies, authorities or agencies having jurisdiction that are material to the ownership and/or operation of the Interests and that has not been remedied to the satisfaction of such bodies, authorities or agencies or as otherwise required by applicable law (other than matters relating to "Environmental Laws" as hereinafter defined) and, to Seller's Knowledge, no such notice of violation has been threatened by any such entity to be issued against Seller. Except as set forth on SCHEDULE 3.1(J), to Seller's Knowledge, Seller is in compliance with all laws, rules, regulations, ordinances and orders, permits, licenses and other authorizations of all local, tribal, state and federal governmental bodies, authorities and agencies having jurisdiction that are material to the ownership and/or operation of the Interests (other than Environmental Laws).



           (i) Except as set forth on SCHEDULE 3.1(J), to Seller's Knowledge, Seller is in compliance with all Environmental Laws that are applicable to the ownership and/or operation of the Interests. To Seller's Knowledge, Seller is in material compliance with all license and permit requirements and other approvals required to comply with all Environmental Laws. Seller has not been involved in or directly or indirectly caused a spill or release of any reportable amount of any chemical, material or emission related to use, ownership or operation of the Leasehold Interests or the Wells, except for matters that when required by the Environmental Laws have been remedied and have no continuing material consequence to Seller or the Interests.


           (j) Except as set forth on SCHEDULE 3.1(J), there are no actions, suits, claims, notices as to matters that are outstanding or have not been remedied to the satisfaction of the party asserting same, orders or proceedings seeking money damages, injunctive relief, remedial action, penalties, cost recovery or other remedy pending or, to Seller's Knowledge, overtly threatened to Seller against or with respect to the Interests and relating to the violation of, liability under, or non-compliance with Environmental Laws. To Seller's Knowledge there is no impending statutory or regulatory deadline, or impending change in the law that would make it impossible for Seller to obtain, extend or renew any permit or license necessary for the profitable operation of the Interests.



           (k) Seller currently maintains insurance on the Interests covering such risks and with such deductible amounts as are consistent with sound business practice, and Seller shall provide Buyer with copies of the policies no later than ten (10) days prior to Closing. SCHEDULE 3.1(K) contains a listing of all such insurance policies, and specifies as to each policy the expiration date, coverage limits, deductibles, and underwriter.



           (l) No funds attributable to the Interests belonging to Seller are being held by any other person in suspense accounts or otherwise.


           (m) To Seller's Knowledge, no filing or registration with, and no permit, authorization, consent or approval of, any public body or authority (including, without limitation such as may be required pursuant to applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act")) or, except as otherwise set forth on EXHIBIT A-IV, any third party, that has not been obtained is necessary for consummation

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of the transactions contemplated by this Agreement except all rights to consent by, required notices to and filings with or other actions by governmental or tribal entities, if any, in connection with the change of ownership or control of an interest in federal, state, tribal or other domestic governmental oil and gas leases which are customarily obtained with respect to such change of ownership or control subsequent to such change of ownership or control.


           (n) Seller has no contracts or commitments with respect to the Hydrocarbons, including without limitation, oil and gas purchase and sale contracts, other than those terminable at the sole discretion of Seller, with respect to the sale of liquid hydrocarbons, upon not more than 45 days' notice from the Closing Date, and with respect to gas, upon not more than 90 days' notice from the Closing Date, except as set forth on EXHIBIT A-IV. Except as set forth on EXHIBIT A-IV or on SCHEDULE 3.1(U), Seller has no obligation to deliver oil or gas pursuant to any take-or-pay, prepayment, imbalance, call on production, or similar arrangement with respect to the Interests.



           (o) No Interests are subject to, or considered to be held by, any partnership for federal income tax purposes not including tax partnerships contained in joint operating agreements identified on EXHIBIT A-IV.


           (p) Except as otherwise set forth on SCHEDULE 3.1(P), all royalties, rentals, overriding royalty interests and other payments due under the Leasehold Interests with respect to Hydrocarbons produced therefrom have, during the period of Seller's ownership thereof, and to Seller's Knowledge as to all other periods, been properly and timely paid. No notices or other communications have been received by Seller of any claim or lien to the contrary.

           (q) To Seller's Knowledge, no Well included in the Interests is subject to material penalties on allowables because of any overproduction or any other violation of applicable laws, which would have an adverse effect upon the Interests. Except as disclosed on SCHEDULE 3.1(Q), to Seller's Knowledge, there are no wells located on the Leases that Seller is currently obligated by order of any governmental body to plug and abandon within a certain time.

           (r) Except as set forth on SCHEDULE 3.1(R), all of the Equipment that is material to the operation of the Leasehold Interests and Wells has been maintained by Seller in accordance with sound oil and gas industry practices, normal wear and tear excepted, and as of the date hereof and as of the Closing (provided that Buyer, if applicable, has approved necessary expenses under Section 4.1(c)(7) hereof and has agreed to pay its proportionate share thereof) is in good working condition.

           (s) Between the date of execution of this Agreement and Closing, with respect to each of the Interests, (i) Seller will not exchange any Equipment for property of lesser value and (ii) will not remove any idle or other equipment or inventory from the Interests except with the prior approval of Buyer.

           (t) Except as set forth on SCHEDULE 3.1(T), the Interests are not subject to any preferential rights to purchase in favor of third parties.

           (u) Except as set forth on SCHEDULE 3.1(U), there are no well, platform or pipeline gas imbalances that exist with respect to the Interests.

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           (v) Seller has not omitted to disclose to Buyer facts known to
Seller that would materially affect the value of the Interests. All periodic reports and reports on Form 8-K filed by Seller since January 1, 1998 under the Securities Exchange Act of 1934 (the "1934 Act") are true, complete and accurate in all material respects.


           (w) Buyer has been furnished all underwater inspection reports and findings conducted during Seller's ownership of the Interests.


           (x) Seller is not aware of the existence of any fact or condition with respect to the Interests that may cause the Minerals Management Service to withhold its unconditional approval to the assignments contemplated herein that require approval of the Minerals Management Service.

           (y) Other than matters of public record and other than permits and licenses, Exhibit A-IV sets forth a complete list of all Contracts that are material to the present ownership and operation of the Interests ("Material Contracts").

           (z) Seller has not made any assignments, transfers or conveyances or created any reversionary rights or similar rights in favor of third parties that would operate to reduce Sellers rights in the Equipment to less than the interest set forth in Section 1.2(d) with respect to the property listed in EXHIBIT A-III.

           (AA) DISCLAIMERS. THE EXPRESS REPRESENTATIONS AND
WARRANTIES OF SELLER CONTAINED IN THIS SECTION 3.1 OR ELSEWHERE IN THIS AGREEMENT (OR IN ANY CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN
SECTION 3.1 OR ELSEWHERE IN THIS AGREEMENT (OR IN ANY CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT), THE INTERESTS AND THE SEISMIC DATA SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND WITHOUT ANY OTHER WARRANTY OR REPRESENTATION WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED), SUBJECT TO SECTIONS 9.4, 9.5 AND 11.15, ITS RIGHT TO INSPECT, THE INTERESTS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM"). BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE INTERESTS AND UPON THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3.1, AND BUYER SHALL ACCEPT ALL OF THE INTERESTS AND THE SEISMIC DATA IN THEIR "AS IS," "WHERE IS" CONDITION AND WITH ALL FAULTS. ALSO WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH BUYER'S EVALUATION OF SELLER OR THE INTERESTS OR THE SEISMIC DATA INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE INTERESTS OR THE ABILITY OR POTENTIAL OF THE INTERESTS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE INTERESTS OR ANY OTHER MATTERS CONTAINED IN THE DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY THE AGENTS

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OR REPRESENTATIVES OF SELLER. ANY AND ALL SUCH DATA, RECORDS, REPORTS,
PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW. SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO ANY (I) AMOUNT, VALUE OR DELIVERABILITY OF OIL, GAS OR OTHER RESERVES ON OR UNDER THE LEASES, OR (II) ANY GEOLOGICAL, ENGINEERING, ECONOMIC OR OTHER INTERPRETATIVE DATA OR INFORMATION, OR (III) INFRINGEMENT BY SELLER OR ANY OF ITS AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY AND NEGATES ANY RIGHTS OF BUYER UNDER STATUTES, CODE ARTICLES OR ANY OTHER PROVISIONS OF LAW TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY BUYER FOR DAMAGES OR RETURN OF ALL OR ANY PORTION OF THE PURCHASE PRICE BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLER AND BUYER THAT THE INTERESTS AND THE SEISMIC DATA ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR. (For purposes of this Agreement, the term "AFFILIATE" shall mean any person controlling, controlled by or under common control with the specified person. The concept of control, controlling or controlled as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.)

           (bb) As used in this Article 3, the term "Knowledge" shall mean the knowledge of Seller or Buyer, as applicable, after due inquiry.

3.2        Representations and Warranties and Waivers of Buyer.


           Buyer represents and warrants as of the date hereof and as of the Closing Date to Seller as follows:



           (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business and is in good standing in each state (and with appropriate federal agencies on the Outer Continental Shelf or otherwise, if applicable) where failure to be so qualified would have a material adverse effect on the transactions contemplated under this Agreement.



           (b) Buyer has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Interests on the terms described in this Agreement and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, (i) any provision of its articles of incorporation or bylaws; or (ii) any provision of any agreement or instrument to which it is a party or by which it is bound, or (iii) to its Knowledge, any judgment, decree, order, statute, rule or regulation .



           (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on Buyer's part.

           (d) This Agreement has been duly executed and delivered on Buyer's behalf. This Agreement constitutes Buyer's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.



           (e) Buyer has incurred no liability, contingent or otherwise, for brokers' or finders'fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.


           (f) There is no suit, action, arbitration proceeding, or legal, administrative or other proceeding, or, to Buyer's Knowledge, governmental investigation pending or, to Buyer's Knowledge, threatened against or involving Buyer that is reasonably likely to impede the consummation of the transactions contemplated by this Agreement.

           (g) To Buyer's Knowledge, no filing or registration with, and no permit, authorization, consent or approval of, any public body or authority, including, without limitation such as may be required pursuant to applicable requirements of the HSR Act, or, except as otherwise set forth on EXHIBIT A-IV, any third party, is necessary for consummation of the transactions contemplated by this Agreement except all rights to consent by, required notices to and filings with or other actions by governmental or tribal entities, if any, in connection with the change of ownership or control of an interest in federal, state, tribal or other domestic governmental oil and gas leases which are customarily obtained with respect to such change of ownership or control subsequent to such change of ownership or control. This representation is made with respect to compliance with the HSR Act on the advice of Seller that the value of "associated exploration and production assets," as defined in 16 CFR ss.802.3(c), included within the Interests does not exceed $15,000,000.

           (h) Buyer is an experienced and knowledgeable purchaser, owner and operator of oil and gas properties, is able to bear the economic risks of its acquisition and ownership of the Interests and the Seismic Data, has the ability to evaluate (and in fact has evaluated) the Interests and the Seismic Data for purchase and the merits and risks of the acquisition and ownership thereof, and is acquiring the Interests and the Seismic Data for its own account and not with the intent to make a sale or distribution thereof in violation of the Securities Act of 1933, as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules or regulations. Buyer has relied solely on its own independent investigation and evaluation of, and appraisal and judgment with respect to, the acquisition contemplated by this Agreement. Buyer is an "accredited investor," as such term is defined in Regulation D of the Securities Act of 1933, as amended.

           (i) Buyer is not aware of the existence of any fact or condition with respect to Buyer or the Interests that may cause the Minerals Management Service to withhold its unconditional approval to the assignments contemplated herein that require approval of the Minerals Management Service.

           (j) There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of Buyer, threatened against Buyer.

           (k)  WAIVER. BUYER REPRESENTS AND WARRANTS TO SELLER THAT IT IS
NOT A "CONSUMER" WITHIN THE MEANING OF THE DECEPTIVE TRADE PRACTICES -CONSUMER PROTECTION ACT OF THE STATE OF TEXAS, TEX. BUS. & COM. CODE SS. 17.41 ET SEQ.,

AS AMENDED, AND HEREBY EXPRESSLY WAIVES AND RELEASES ALL OF ITS RIGHTS AND REMEDIES THEREUNDER AS APPLICABLE TO SELLER AND ITS SUCCESSORS. FURTHER BUYER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE UNDER THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW, LA. REV. STAT. SS.SS. 51:1401, ET SEQ. TO THE MAXIMUM EXTENT IT CAN DO SO UNDER APPLICABLE LAW, IF SUCH ACT WOULD FOR ANY REASON BE DEEMED APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY AND UNDER ANY OTHER COMPARABLE APPLICABLE LAWS.

           FURTHER, BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS AND THE ABSENCE OF HIDDEN DEFECTS AND THE WARRANTY AGAINST REDHIBITORY VICES
AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY LOUISIANA CIVIL CODE ARTICLES 2475 AND 2520, AND ANY OTHER APPLICABLE STATE OR FEDERAL LAW, RULE OR REGULATION AND THE JURISPRUDENCE THEREUNDER. BUYER ALSO WAIVES ANY RIGHTS IT HAS OR MAY HAVE UNDER STATUTES, CODE ARTICLES OR ANY OTHER PROVISIONS OF LAW TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS FOR DAMAGES OR RETURN OF ALL OR ANY PORTION OF THE PURCHASE PRICE BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, UNDER LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548, INCLUSIVE, OR OTHERWISE, IT BEING THE INTENTION OF BUYER THAT THE INTERESTS AND THE SEISMIC DATA ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR. BUYER DECLARES AND ACKNOWLEDGES THAT THESE WAIVERS HAVE BEEN BROUGHT TO ITS ATTENTION AND EXPLAINED IN DETAIL AND THAT IT HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THESE WAIVERS. BY ITS SIGNATURE, BUYER EXPRESSLY ACKNOWLEDGES ALL SUCH WAIVERS. BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS MADE AVAILABLE TO IT IN CONNECTION WITH BUYER'S EVALUATION OF SELLER OR THE INTERESTS OR THE SEISMIC DATA, ARE (OR HAVE BEEN) MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND, EXCEPT AS PROVIDED IN SECTION 3.1(V), WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS. BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE APPLICABLE WARRANTIES PROVIDED IN SECTION 3.1 AND IN THE CONVEYANCES TO BE EXECUTED AT CLOSING, IF ANY, NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SUPPLIED TO BUYER OR WITH RESPECT TO THE INTERESTS OR THE SEISMIC DATA, AND BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

4.         COVENANTS AND AGREEMENTS.

4.1        Covenants and Agreements of Seller.

           Seller covenants and agrees with Buyer as follows:

           (a) Seller has, and until Closing will make available to Buyer for examination at a location designated by Seller all Records and, subject to the consent and cooperation of operators and other third parties, will cooperate with Buyer in Buyer's efforts to obtain, at Buyer's expense, such additional information relating to the Interests as Buyer may reasonably request, to the extent in each case that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party or without subjecting any legal privilege or the attorney work/product doctrine to reasonable attack as having been waived.



           (b) Seller shall permit, or in the case of third-party operated Interests, Seller shall use commercially reasonable efforts to cause the operator thereof to permit, Buyer's authorized representative to conduct, at reasonable times and at Buyer's sole risk, cost and expense (to be evidenced by an indemnification agreement acceptable to Seller), reasonable on-site inspections of the Interests, subject to reasonable requirements of Seller.

           (c) During the period from the Effective Time of this Agreement to the Closing Date, Seller agrees, unless specifically waived by Buyer in writing, to:



                     (1) maintain and operate the Interests, to the extent Seller is the operator thereof, or to use commercially reasonable efforts to cause the Interests to be maintained and operated, in a good and workmanlike manner and in substantially the same manner as heretofore operated; and maintain books of account and records with regard to the Interests in accordance with Seller's past practices;


                     (2) pay timely its share of all costs and expenses attributable to the Interests;



                     (3) not enter into any material agreements, including, without limitation, any agreement affecting production from the Interests, not terminable without penalty or other liability upon 30 days' notice or less (other than presently existing oil marketing contracts that are automatically renewed monthly under existing terms), or amend or terminate any material existing agreements relating to the Interests;



                     (4) except as set forth in Section 4.1(c)(3), not encumber, sell, or otherwise dispose of any of the Interests except with prior notice to Buyer and provided that any such encumbrance will be released at Closing;



                     (5) not participate in the drilling of any new well on or relating to the Interests or fail to participate in operations on or relating to the Interests proposed by other parties, without the advance written consent of Buyer, which consent or non-consent must be given by Buyer within three business days (unless earlier response is required by applicable contract) of the receipt of written notice from Seller;



                     (6) not take any action or fail to take any action which is reasonably expected to result in any termination of the Leases forming a part of the Interests;



                     (7) not enter into or assume any commitment which involves payments, receipts or potential liabilities with respect to the Interests of more than $25,000.00, excluding emergency expenditures;



                     (8) not cancel or waive any debt, claim or right of value relating to the Interests; and

                     (9) if any approval or consent by a federal, state or local government authority is required to vest "Defensible Title", as hereinafter defined, to any of the Interests in Buyer at Closing, exercise its best efforts, as reasonably requested by Buyer and at Buyer's expense, to obtain all such required approvals or consents.



           (d) Seller shall promptly notify Buyer, if, between the date hereof and the Closing Date, Seller receives notice of any claim, suit, action or other proceeding of the type referred to in Section 3.1(e) or 3.1(j) but not listed on SCHEDULE 3.1 and any change in the status of claims referred to in
SCHEDULE 3.1.



           (e) Seller shall use commercially reasonable efforts to obtain third-party consents burdening the Interests.



           (f) From and after Closing and subject to the terms and conditions of the applicable seismic license agreements, (i) Seller shall permit Buyer, its successors and assigns, to have access to review, at Seller's office and during Seller's normal business hours, all seismic data now owned or licensed to Seller relating to the subsurface directly below the lands covered by the Leasehold Interests that Seller is not prohibited by contract from disclosing to Buyer and (ii) Buyer shall permit Seller, its successors and assigns, to have access to review, at Buyer's office and during Buyer's normal business hours, all seismic data now owned or licensed to Buyer relating to the subsurface directly below the lands covered by the Leasehold Interests that Buyer is not prohibited by contract from disclosing to Seller.

4.2        Covenants and Agreements of Buyer.

                     Buyer covenants and agrees with Seller that:



                     (a) Buyer shall use commercially reasonable efforts to maintain its corporate status and to assure that as of the Closing Date it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the acquisition.



                     (b) Buyer shall take over operations as of 7:00 a.m. local time at the wellsite on the day following Closing. Upon taking over operations, Buyer will post all necessary state, federal and local bonds and shall assist Seller in having Seller's existing bonds released, or in the alternative, having the wells operated by Buyer released from Seller's existing bond.



4.3        Mutual Covenants and Agreements.

           (A) BUYER AND SELLER COVENANT AND AGREE WITH EACH OTHER THAT EACH WILL COOPERATE WITH THE OTHER AND USE COMMERCIALLY REASONABLE EFFORTS TO (I) PROCURE UPON REASONABLE TERMS AND CONDITIONS ALL NECESSARY CONSENTS AND APPROVALS TO THE ACQUISITION AND THIS AGREEMENT, (II) COMPLETE ALL NECESSARY FILINGS, REGISTRATIONS AND CERTIFICATES, AND (III) SATISFY ALL REQUIREMENTS PRESCRIBED BY LAW FOR, AND ALL CONDITIONS TO, THE CONSUMMATION OF THE ACQUISITION AND THE TRANSACTIONS CONTEMPLATED HEREBY.

           (B) BUYER AND SELLER SHALL EXECUTE AT CLOSING, FOR EACH "FIELD" LISTED IN Exhibit C-I, A JOINT OPERATING AGREEMENT IN THE FORM OF Exhibit C ATTACHED HERETO ("OPERATING AGREEMENT") DESIGNATING BUYER AS THE OPERATOR OF ALL WELLS, LEASES AND LANDS INCLUDED IN THE INTERESTS.

5.         TITLE MATTERS.

5.1        Definitions.


           (a) The term "Defensible Title" shall mean, as to the Leasehold Interests, such title held by Seller that (i) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing oil and gas properties, with knowledge of all of the facts and their legal bearing, would be willing to accept and pay full value therefor; (ii) is deducible of record from the records of the applicable parish or county, or, in the case of federal leases, from the records of the applicable office of the Bureau of Lands Management or Minerals Management Service, or, in the case of state leases, from the applicable records of the applicable state land office; (iii) entitles Buyer, as Seller's successor in title, to receive not less than the "Net Revenue Interest" set forth in EXHIBIT A-II as to each Leasehold Interest, without reduction, suspension or termination throughout the productive life of such Leasehold Interest; (iii) obligates Buyer, as Seller's successor in title, to bear costs and expenses relating to operations on and the maintenance and development of each Leasehold Interest in an amount not greater than the "Working Interest" set forth in EXHIBIT A-II with respect to each Leasehold Interest; without increase for the respective productive life of such Leasehold Interest, and
(iv) is free and clear of liens and material encumbrances and defects, except for Permitted Encumbrances.



           (b) The term "Permitted Encumbrances," as used herein, shall mean the following, provided that, as to Leasehold Interests, the net cumulative effect of such encumbrances does not operate to reduce the Net Revenue Interest as to any Leasehold Interest to less than the Net Revenue Interest set forth in EXHIBIT A-II for such Leasehold Interest and does not operate to increase the costs and expenses relating to the operations on and the maintenance and development of any Leasehold Interest in an amount greater than the Working Interest set forth in EXHIBIT A-II for such Leasehold
Interest:



                               (1) lessors' royalties, overriding royalties, unitization and pooling designations and agreements, reversionary interests and similar burdens (to the extent same are a matter of public record in the records of the applicable parish or county, the records of the applicable office of the Bureau of Lands Management or the Minerals Management Service or the applicable records of the applicable state land office);



                               (2) required third party consents to assignments and similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties prior to the Closing Date, or (ii) the appropriate time period for asserting such rights has expired prior to the Closing Date without an exercise of such rights;

                               (3) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with this Acquisition if the same are customarily obtained subsequent to such sale or conveyance;



                               (4) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, pipelines, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; and easements for pipelines, telephone lines, power lines and other easements and rights-of-way, on, over or in respect of any of the Interests which are owned by third parties and do not materially affect the value of the Interests or operations thereon;



                               (5) the Contracts;


                               (6) liens for taxes not yet delinquent or, if delinquent, being contested in good faith;

                               (7) undetermined or inchoate liens or charges incurred or threatened incidental to maintaining, developing, producing, processing or operating the Interests of which Seller has no notice prior to the Closing Date; and

                               (8) materialman's, mechanics', repairman's, employees', contractors', operators' or similar liens, security interests or charges that are not delinquent or, if delinquent, are being contested in good faith.

                     (c) The term "Title Defect" as used herein shall mean any material encumbrance, encroachment, irregularity, defect in or objection to title to the Interests (expressly excluding Permitted Encumbrances), that alone or in combination with other Title Defects renders title to the Leasehold Interests less than Defensible Title. Additionally, the term Title Defect includes the following:



                               (1) If Buyer determines reasonably and in good faith that there has been substantial non-compliance with the material laws, rules, regulations, ordinances or orders of any governmental agency or authority having jurisdiction over the Leasehold Interests, resulting in substantial risk of loss of the Leasehold Interests or value thereof, then Buyer may elect to treat such non-compliance as a Title Defect.



                               (2) If Seller is obligated by virtue of a prepayment arrangement under any contract or other arrangement to deliver Hydrocarbons produced from the Leasehold Interests at some future time without then or thereafter receiving full payment therefor, then Buyer may elect to treat such arrangement as a Title Defect.



                               (3) If Buyer becomes aware of any suit, action or other proceeding before any court or governmental agency that Buyer determines reasonably and in good faith would result in loss or impairment of Seller's title to any portion of the Leasehold Interests or a portion of the value thereof, Buyer may elect to treat such action as a Title Defect.

                               (4) If any necessary third party consent to assignment of any of the Leasehold Interests is not obtained prior to the Closing Date, Buyer may elect to treat such consent requirement as a Title Defect. For purposes hereof "necessary third party consents" shall not include consents customarily obtained subsequent to such assignment including, without limitation, consent to the assignment of federal, state or Indian leases.



5.2        Title Defect Adjustments.

                     (a) A Title Defect shall not be considered for adjustment unless such Title Defect results, in Buyer's good faith and reasonable calculation, in a reduction in the Allocated Value of a Leasehold Interest in excess of $25,000.00. "Allocated Value" of a Leasehold Interest, as used in this Agreement, means the value allocated to each Leasehold Interest as set forth in EXHIBIT A-II hereto.

                      (b) Buyer shall give Seller written notice of Title Defects on or before January 25, 1999, at 5:00 p.m., Central Time. Such notice shall be in writing and shall include (i) a description of the Title Defect,
(ii) the Allocated Value of the Leasehold Interest affected by the Title Defect, (iii) the amount by which Buyer believes the Allocated Value of such Leasehold Interest has been reduced because of such Title Defect and (iv) supporting documents reasonably necessary for Seller or its agents to verify the existence of such Title Defect. Buyer shall be deemed to have waived all Title Defects of which Seller has not been given timely notice by Buyer. To give Seller an opportunity to begin reviewing and curing Title Defects, Buyer agrees to give Seller promptly after a Title Defect is discovered written notice of such Title Defect (which may be preliminary in nature and supplemented prior to the deadline for notice of Title Defects).

                     (c) Subject to the limitation contained in Section 5.2(a), a Leasehold Interest affected by a Title Defect shall, at Buyer's option, be excluded from the Interests to be purchased by Buyer hereunder and the Purchase Price shall be reduced in accordance with Section 2.2 by an amount equal to the Allocated Value of such Leasehold Interest unless (i) prior to the Closing Date, the Title Defect has been removed, (ii) Buyer agrees to waive the relevant Title Defect and purchase the affected Leasehold Interest notwithstanding the defect, (iii) Seller agrees, at Buyer's option, to indemnify Buyer against all losses, costs, expenses and liabilities with respect to such Title Defect, or (iv) Buyer and Seller agree to an amount by which the Allocated Value of the Leasehold Interest has been reduced and the Purchase Price is reduced by such amount in accordance with Section 2.2.

                     (d) If a Leasehold Interest is excluded from the Interests to be purchased by Buyer hereunder on account of a Title Defect in accordance with Section 5.2(c), or if the Purchase Price is reduced on account of a Title Defect in accordance with Section 5.2(c)(iv), the Seller shall have ninety (90) days after the Closing Date (the "Cure Period") to cure the Title Defect at Seller's cost. If by such date the Seller has cured the Title Defect to Buyer's reasonable satisfaction, in the case of a Leasehold Interest that was excluded, the Buyer shall be required to purchase the Leasehold Interest and pay Seller the amount by which the Purchase Price was reduced as a result of the exclusion of the Leasehold Interest and, in the case of the reduction of the Purchase Price in accordance with Section 5.2(c)(iv), the Buyer shall be required to pay to the Seller the amount by which the Purchase Price was reduced on account of the Title Defect. Such transfers and payments shall take place within ten (10) days following the end of the Cure Period or when payments are made in connection with the Final Settlement Date under Section 9.1, whichever is later.

5.3        Casualty Loss.


                     If, subsequent to the date of this Agreement and prior to the Closing, all or any material portion of the Interests to be conveyed to Buyer at the Closing is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain, or proceedings for such purposes are pending or threatened, Buyer shall purchase such Interests notwithstanding any such destruction, taking, or pending or threatened taking, and the Purchase Price shall not be adjusted. At the Closing, Seller shall pay to Buyer all sums paid to Seller by third parties (including insurance claims) by reason of the destruction or taking of such Interests to be assigned to Buyer, and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties (including insurance companies) arising out of the destruction, taking or pending or threatened taking as to such Interests to be conveyed to Buyer. Seller shall not voluntarily compromise, settle or adjust any material amounts payable by reason of any destruction, taking, pending or threatened taking as to the Interests to be conveyed to Buyer without first obtaining the written consent of Buyer.



6.         ENVIRONMENTAL DEFECTS.

6.1        Environmental Defects.

                     (a) Buyer shall give Seller written notice of any material Environmental Conditions or Violations of Environmental Laws affecting the Interests ("Environmental Defects") and provide evidence thereof on or before January 25, 1999 at 5:00 p.m., Central Time ("Environmental Defect Notice"). Such notice shall include (i) a description of the Environmental Defect, (ii) the Allocated Value of the Leasehold Interest affected by such Environmental Defect, (iii) the amount by which Buyer believes the Allocated Value of such Leasehold Interest has been reduced because of such Environmental Defect and (iv) supporting documents reasonably necessary for Seller or its agents to verify the existence of such Environmental Defect. For the purpose of this Section, an Environmental Condition or Violation of Environmental Laws shall be "material" only if the cost to remediate a condition of an Interest or the fine or penalty associated with the same is, or is reasonably expected to be, in excess of $50,000.00. Buyer shall treat all information regarding any adverse Environmental Conditions and Violation of Environmental Law as confidential whether material or not and shall not make any contact with any governmental authority regarding the same without Seller's written consent prior to the Closing Date except as required by law except as Buyer may be required or desire as an owner and/or operator of the Interests.

6.2        Environmental Defect Adjustments.

                     (a) On or before Closing, with respect to each Environmental Defect asserted in Buyer's Environmental Defect Notice, Seller and Buyer may (i) agree upon an adjustment to the Purchase Price which adjustment shall reflect the cost to remedy such Environmental Defect, (ii) with Buyer's approval, and subject to Buyer's satisfaction, remediate the Environmental Defect at Seller's cost, or (iii) remove that portion of the Interest affected from the Interests being conveyed and adjust the Purchase Price accordingly. If the parties cannot agree on a course of action, option
(iii) above shall apply.

                     (b) If an Interest is excluded from the Interests to be purchased by Buyer hereunder on account of a Environmental Defect in accordance with Section 6.2(a)(iii), or if the Purchase Price is reduced on account of a

Environmental Defect in accordance with Section 6.2(a)(i), the Seller shall have ninety (90) days after the Closing Date to cure the Environmental Defect (the "Cure Period") at its cost. If by such date the Seller has cured the Environmental Defect to Buyer's reasonable satisfaction, in the case of an Interest that was excluded in accordance with Section 6.2(a)(iii), the Buyer shall be required to purchase the Interest and pay Seller the amount by which the Purchase Price was reduced as a result of the exclusion of the Interest and, in the case of the reduction of the Purchase Price in accordance with
Section 6.2(a)(i), the Buyer shall be required to pay to the Seller the amount by which the Purchase Price was reduced on account of the Environmental Defect. Such transfers and payments shall take place within ten (10) days following the end of the Cure Period or, if later, when payments are made in connection with the Final Settlement Date under Section 9.1.

           6.3       Definitions.

                     (a) "Environmental Condition" shall mean any existing condition with respect to the soil, subsurface, surface waters, groundwater, atmosphere or any environmental medium, whether or not yet discovered which could result in any damage, loss, cost, expense or claim against Seller with respect to the Interests, including, without limitation, those relating to waste materials and/or hazardous substances and including brine spills or releases of chemical substances.


                     (b) "Environmental Laws" shall mean all laws, statutes, ordinances, permits, orders, judgments, rules or regulations which are promulgated, issued or enacted by a governmental entity or tribal authority as of the Effective Time having appropriate jurisdiction relating to the protection of the public health, welfare, and the environment, that are in effect as of the Effective Time, including, without limitation, those that relate to, (a) the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, or (c) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act (Clean Water
Act), as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, the Oil Pollution Act of 1990, as amended, and applicable rules and regulations of the Minerals Management Service and (d) any judicial or administrative order or judgment or written administrative request to which Seller is a party or which is applicable to Seller or the interests (whether or not by consent), and any provision or condition of any permit (including, without limitation, permit modifications and permit applications), license or other governmental operating authorization, relating to (i) protection of the environment, persons or the public welfare from actual or potential exposure (or the effects of exposure to any actual or potential spill or release (whether past or present) of, or regarding the manufacture, processing, production, gathering, transportation, importation, use, treatment, storage or disposal of any chemical, raw material, pollutant, contaminant or hazardous or non-hazardous substance or waste, including, without limitation, petroleum substances; or (ii) occupational or public health, safety or nuisance.

                      (c) "Violation of Environmental Laws" shall mean the violation of or failure to meet specific objective requirements or standards that are clearly applicable to the Interests under applicable Environmental Laws where such requirements or standards are in effect as of the Effective Time, without regard to compliance with good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or recommended by a governmental authority.

7.         CONDITIONS TO CLOSING

7.1        Seller's Conditions.

                     The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions:


                     (a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all material agreements in all material respects required by this Agreement to be performed and satisfied by Buyer, at or prior to the Closing; and Seller shall have received a certificate, signed by an authorized officer of Buyer, to such effect.

                     (b) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of such Closing.


                     (c) The aggregate sum of Title Defect adjustments and Environmental Defect adjustments (whether on account of Leasehold Interest being excluded or Leasehold Interest being transferred as to which an adjustment to the Purchase Price was agreed upon) does not exceed 10% of the Purchase Price.



                     (d) Seller shall have received from counsel for Buyer an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to Seller with respect to the matters addressed in Sections 3.2(a)-(d) hereof (but not as to Section 3.2(b)(ii) as to which Buyer shall deliver an Officer's Certificate in form and substance reasonably satisfactory to Seller).



7.2        Buyer's Conditions.


                     The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions:



                     (a) All representations of Seller contained in this Agreement (without reference to any supplements or additions to the Exhibits or Schedules provided by Seller to Buyer after the date of execution of this Agreement) shall be true in all material respects at and as of the Closing as if such representations were made at and as of the Closing, and Seller shall have performed and satisfied all material agreements in all material respects required by this Agreement to be performed and satisfied by Seller at or prior to the Closing; and Buyer shall have received a certificate signed by an authorized officer of Seller to such effect.



                     (b) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of such Closing.

                     (c) The aggregate sum of Title Defect adjustments and Environmental Defect adjustments (whether on account of Leasehold Interest being excluded or Leasehold Interest being transferred as to which an adjustment to the Purchase Price was agreed upon) does not exceed 10% of the Purchase Price.



                     (d) Buyer shall have received from counsel for Seller an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer (i) with respect to the matters addressed in Sections 3.1(a)-(d) hereof (but not as to Section 3.1(b)(ii) as to which Seller shall deliver an Officer's Certificate in form and substance reasonably satisfactory to Buyer) and (ii) to the effect that the Bills of Sale, Assignments and Conveyances are sufficient in form to vest in Buyer title to all of the Leasehold Interests, assuming valid recordation and/or approval thereof in the appropriate land records or agencies.



                     (e) Buyer shall have received from Seller, in recordable form, duly executed, acknowledged and, if necessary, paraphed releases of all liens and encumbrances identified in SCHEDULE 3.1(G) as they relate to the Interests.



8.         CLOSING.

8.1        Date of Closing.


                     Unless the parties agree otherwise in writing and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall be held on or before February 1, 1999 or on such other date as the parties may mutually agree, provided that the conditions set forth in Articles 6 and 7 have been or may be satisfied or waived. The date the Closing actually occurs is called the "Closing Date."



8.2        Place of Closing.


                     The Closing shall be held at the offices of Seller in Lafayette, Louisiana or at such other place as Buyer and Seller may agree in writing.



8.3        Closing Obligations.


                     At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                    (a) Seller shall execute, acknowledge and deliver to Buyer:



                               (1) one or more assignments, bills of sale and conveyances (in sufficient counterparts to facilitate recording) in substantially the form of EXHIBIT B attached hereto (the "Assignments, Bills of Sale and Conveyances") conveying to Buyer the Interests;



                               (2) one or more assignments and bills of sale conveying a 50% interest in the contracts identified as item number 61 on EXHIBIT A-IV relating to the Johnson Bayou facility and contract identified as item number 6 on EXHIBIT A-IV relating to the Mobil storage fee(such contracts being further identified in EXHIBIT A-IV), and the Seismic Data; and



                               (3) title curative and other documents Seller may have elected to deliver pursuant to Section 5.2(c)(i).



                     (b) Seller and Buyer shall execute and deliver a settlement statement, prepared in accordance with this Agreement and generally accepted accounting principles (the "Preliminary Settlement Statement"), prepared by Seller that shall set forth the Preliminary Purchase Price and each adjustment and the calculation of such adjustments used to determine such amount, using estimates thereof in each case in which the actual amount may not then be determined. Seller shall provide Buyer with the Preliminary Settlement Statement five (5) days prior to Closing for Buyer's review and approval. The term "Preliminary Purchase Price" shall mean the Purchase Price, adjusted as provided in Section 2.2, using for such adjustments the best information then available.



                     (c) Buyer shall deliver to Seller the Preliminary Purchase Price by direct bank or wire transfer in immediately available federal funds.



                     (d) Seller shall deliver to Buyer exclusive possession of the Interests.



                     (e) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Interests assigned to Buyer.



                     (f) Buyer shall prepare such notices to third-party operators of the change in ownership of the Interests from Seller to Buyer and such notices of change in operatorship for those Seller-operated Wells for which Buyer has taken over operations as are reasonable and customary in the industry.

                     (g) Seller and Buyer shall execute and deliver, for each Field described in EXHIBIT C-I, an operating agreement in substantially the form of EXHIBIT C attached hereto and Designation of Operator forms designating Buyer as the operator of each of the Leases.



                     (h) Seller and Buyer shall exchange legal opinions and officers' certificates as provided for in Sections 7.1(a) and (d) and 7.2(a) and (d).



                     (i) Seller shall deliver to Buyer, in recordable form, duly executed, acknowledged, and, if necessary, paraphed releases of all liens and encumbrances identified in SCHEDULE 3.1(G) as they relate to the Interests.



                     (j) Seller shall deliver to Buyer any updates or supplements to any of the Exhibits or Schedules hereto.



                     (k) The parties shall execute such other documents, notices, waivers, agreements and writings as are necessary or appropriate in order to consummate the Acquisition and carry out the intents and purposes of this Agreement.



9.         OBLIGATIONS AFTER CLOSING.

9.1        Post-Closing Adjustment Procedure.

                     As soon as practicable after the Closing Date, but no later than 90 days after the Closing Date, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (the "Final Settlement Statement") setting forth each Purchase Price adjustment or payment that was not finally determined as of the Closing Date and showing the calculation of such adjustments. Within fifteen days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-closing adjustment no later than fifteen days after Seller has received Buyer's proposed changes. The date upon which such agreement is reached, or upon which the Final Purchase Price is established, shall be called the "Final Settlement Date." If (i) the Final Purchase Price is more than the Preliminary Purchase Price, Buyer shall pay in immediately available federal funds the amount of such difference to Seller or to Seller's account (as designated by Seller), or (ii) the Final Purchase Price is less than the Preliminary Purchase Price, Seller shall pay in immediately available federal funds the amount of such difference to Buyer or to Buyer's account (as designated by Buyer). Payment by Buyer or Seller shall be made within five days after the Final Settlement Date.



9.2        Records.

                     Within a  reasonable  period of time,  not to exceed ten
(10) days, after the Closing Date, Seller shall make available to Buyer originals of the Records and Seismic Data, except that, with respect to interpretive data generated by Seller that pertains to the subsurface area directly below the Leases, Seller shall provide copies thereof to Buyer. Seller shall have the right to retain copies of all Records and Seismic Data. Seller shall use commercially reasonable efforts to obtain a waiver of prior contractual restrictions in order to make available Records to Buyer. All copying and reproduction shall be at Buyer's expense, shall be conducted by a company mutually acceptable to Buyer and Seller, and shall be carried out in a manner so as to cause Buyer and Seller a minimum of inconvenience.



9.3        Further Assurances.

                     After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments, and shall take such other action as may be necessary or advisable, to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.



9.4        Assumption and Retention of Obligations.

                     (a) SELLER EXPRESSLY RETAINS RESPONSIBILITY FOR AND AGREES TO PAY, PERFORM, FULFILL AND DISCHARGE ALL CLAIMS, COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS THAT MEET BOTH OF THE FOLLOWING REQUIREMENTS: (I) THEY ACCRUE OR RELATE TO THE OWNING, DEVELOPING, EXPLORING, OPERATING AND MAINTAINING OF THE INTERESTS CONVEYED TO BUYER AT THE CLOSING AND (II) THEY RELATE TO PERIODS PRIOR TO THE EFFECTIVE TIME (INCLUDING, WITHOUT LIMITATION, THOSE FOR ENVIRONMENTAL DAMAGE, INCLUDING WITHOUT LIMITATION, THOSE MATTERS SET FORTH ON SCHEDULE 3.1(J), AND FURTHER INCLUDING, WITHOUT LIMITATION, PAYMENT OF ROYALTIES AND OVERRIDING ROYALTIES, AND ALL OBLIGATIONS ARISING UNDER THE CONTRACTS), PROVIDED THAT, AS TO ENVIRONMENTAL DAMAGE ONLY, SUCH CLAIMS, COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS ARE ASSERTED BY BUYER OR BY THIRD PARTIES AGAINST SELLER BY FEBRUARY 1, 2000 AS TO ENVIRONMENTAL DAMAGE.

                     (b) ASSIGNMENT OF THE INTERESTS TO BUYER SHALL CONSTITUTE AN EXPRESS ASSUMPTION BY BUYER OF, AND BUYER EXPRESSLY AGREES TO PAY, PERFORM, FULFILL AND DISCHARGE ALL CLAIMS, COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS THAT MEET BOTH OF THE FOLLOWING REQUIREMENTS: (I) THEY ACCRUE OR RELATE TO THE OWNING, DEVELOPING, EXPLORING, OPERATING AND MAINTAINING OF THE INTERESTS CONVEYED TO BUYER AT THE CLOSING AND (II) THEY RELATE TO PERIODS FROM AND AFTER THE EFFECTIVE TIME (INCLUDING, WITHOUT LIMITATION, THOSE FOR ENVIRONMENTAL DAMAGE, PAYMENT OF ROYALTIES AND OVERRIDING ROYALTIES AND ALL OBLIGATIONS ARISING UNDER THE CONTRACTS) OR, AS TO ENVIRONMENTAL DAMAGE, THEY RELATE TO PERIODS PRIOR TO THE EFFECTIVE TIME FOLLOWING THE EXPIRATION OF SELLER'S OBLIGATION FOR SUCH PERIODS PURSUANT TO SECTION 9.4(A).

                     (c) "ENVIRONMENTAL DAMAGE" SHALL MEAN ALL CLAIMS, COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, LEGAL FEES, COSTS AND EXPENSES), FINES, PENALTIES, LIABILITIES AND OBLIGATIONS, INCLUDING REMEDIATION, RESULTING DIRECTLY OR INDIRECTLY, FROM THE VIOLATION OF ENVIRONMENTAL LAWS OR ENVIRONMENTAL CONDITION RELATED TO THE USE, OWNERSHIP OR OPERATION OF THE INTERESTS.



9.5        Indemnification.


                     From and after the Closing Date, Buyer and Seller shall indemnify each other as follows:



                     (a) SELLER SHALL DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS BUYER, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, AGAINST ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, SUITS, COSTS, EXPENSES, LIABILITIES AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES, COURT COSTS AND COSTS OF INVESTIGATION, WHICH ARISE FROM OR IN CONNECTION WITH (I) ANY OF THE CLAIMS, COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS RETAINED BY SELLER PURSUANT TO SECTION 9.4(A), OR (II) ANY BREACH BY SELLER OF THIS AGREEMENT.



                     (b) BUYER SHALL DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS SELLER, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, AGAINST ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, SUITS, COSTS, EXPENSES, LIABILITIES AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES, COURT COSTS AND COSTS OF INVESTIGATION, WHICH ARISE FROM OR IN CONNECTION WITH (I) ANY OF THE CLAIMS, COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS ASSUMED BY BUYER PURSUANT TO SECTION 9.4(B), AND (II) ANY BREACH BY BUYER OF THIS AGREEMENT.



                     (c) THE INDEMNIFICATION PROVISIONS PROVIDED FOR HEREIN SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE , CONCURRENT, SIMPLE OR SOLE NEGLIGENCE, OR STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY OR ANY OTHER THEORY OF LIABILITY OR FAULT (WHETHER COMMON OR STATUTORY) OR EQUITY, INCLUDING WILLFUL MISCONDUCT OF THE PARTY'S AGENTS, EMPLOYEES OR CONTRACTORS. BOTH PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

                     (d) Seller and Buyer agree promptly to notify the other party of the making of any demand, the assertion of any claim, the commencement of any suit, action or proceeding by any third party or of any other condition or circumstance for which indemnity may be sought under this Section 9.5 prior to expending or committing to expend funds for which indemnity may be sought or admitting liability or entering into any form of agreement with any governmental agency or other third party with regard to a claim for which indemnity may be sought.



                     (e) Upon receipt of a claim notice from the party seeking indemnification (the "Indemnified Party") to the party from whom indemnification is sought (the "Indemnifying Party") with respect to any claim, the Indemnifying Party or its designated agent or representative may assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. The Indemnified Party shall cooperate in all reasonable respects in such defense. Where a claim or action involves claims with respect to which Buyer indemnifies Seller, and also claims with respect to which Seller indemnifies Buyer, each party shall have the right to assume the defense of and hire counsel for that portion of the claim or action for which it has liability. In such circumstances, the Indemnified Party shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof; provided that the fees and expenses of counsel employed by the Indemnified Party shall be at the expense of the Indemnifying Party only if the employment and payment of such counsel has been specifically authorized by the Indemnifying Party.



                     (f) If the Indemnifying Party does not notify the Indemnified Party within 60 days after receipt of the claim notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to defend the claim, at the expense of the Indemnifying Party, with counsel of its own choosing, but the Indemnifying Party shall have the right to assume the defense of any claim at any time prior to settlement or final determination thereof. In such event, the Indemnified Party shall notify the Indemnifying Party to any proposed settlement of any claim. The Indemnifying Party may reject the settlement proposal, in its reasonable judgment, within 14 days of receipt of such notice. Failure to accept or reject the settlement proposal within the 14 day period shall be deemed a rejection of the settlement proposal. The Indemnified Party may settle any case over the objection of the Indemnifying Party but shall, in so doing, waive any right to indemnity therefor, but only as to liabilities with respect to which the Indemnifying Party has recognized its liability. If the Parties jointly agree to a settlement as to all of their interests but do not agree to an allocation of such settlement among themselves, either as to damages owing to others or as to damages owing to the Parties, one settlement executed jointly by the Parties shall be entered into, reserving each Parties' rights as to allocation. The dispute regarding allocation shall then be resolved in accordance with the arbitration procedure set out in Article 11.16 below.



                     (g) After the Closing Date, Seller and Buyer each shall cooperate fully with the other as to all claims, shall make available to the other as reasonably requested all information, records and documents relating to all claims (except to the extent such disclosure subject any legal privilege or the attorney work/product doctrine to reasonable attack as having been waived) and shall preserve all such information, records and documents until the termination of any claim. Seller and Buyer each shall make available to the other, as reasonably requested, its personnel (including technical and scientific), agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any claim.

           9.6       RIGHT OF FIRST REFUSAL.

                     (a) It is acknowledged that Seller is retaining a fifty percent (50%) working interest in the Leases that are conveyed to Buyer hereunder (the "Retained Interests"). If Seller intends to sell, transfer, assign or otherwise dispose of all or substantially all of the Retained Interests, either by itself or packaged with other properties, Seller shall promptly give written notice to the Buyer with full information about the proposed disposition, including, but not limited to, the name and address of the prospective transferee, the consideration for the transfer and all other material terms of the offer. The Buyer shall then have an optional prior right, for a period of fifteen (15) days after receipt of the notice, to elect to purchase or acquire on the same terms and conditions (or on equivalent terms for a non-cash transaction), all of the properties that the Seller is proposing to transfer.

                     (b) If Buyer intends to sell, transfer, assign or otherwise dispose of all or substantially all of the Leasehold Interests acquired pursuant to this Agreement, either by itself or packaged with other properties, Buyer shall promptly give written notice to the Seller with full information about the proposed disposition, including, but not limited to, the name and address of the prospective transferee, the consideration for the transfer and all other material terms of the offer. The Seller shall then have an optional prior right, for a period of fifteen (15) days after receipt of the notice, to elect to purchase or acquire on the same terms and conditions (or on equivalent terms for a non-cash transaction), all of the properties that the Buyer is proposing to transfer.

                     (c) The rights of first refusal referenced above shall not exist or apply when a party proposes to (i) mortgage its interest,(ii) merge, consolidate or reorganize, or (iii) transfer such interests to a subsidiary or affiliate of such party.

                     (d) Such rights of first refusal is personal to the parties, are not transferable or heritable and no person other than the parties hereto who acquires any of the Retained Interests or any of the Leasehold Interests, as applicable, shall acquire any interest in these rights of first refusal.

                     (e) As used in this Section 9.6, the term "substantially all" shall mean all of the disposing party's interest in and to seventy-five percent (75%) or more of the Leases comprising the Leasehold Interests or Retained Interests owned by such party at the time of such proposed sale.

10.        TERMINATION OF AGREEMENT.

10.1       Termination.


           This Agreement and the transactions contemplated hereby may be terminated in the following instances:


                     (a) By Seller if any of the conditions set forth in
Section 7.1 is not satisfied in all material respects or waived on or before February 1, 1999.



                     (b) By Buyer if any of the conditions set forth in
Section 7.2 is not satisfied in all material respects or waived on or before February 1, 1999.

                     (c) At any time by the mutual written agreement of Buyer and Seller.



10.2       Liabilities Upon Termination or Breach.

                     (a) In the event of the termination of this Agreement by Seller in accordance with Section 10.1(a), Seller shall have no liability hereunder of any nature whatsoever to Buyer, including any liability for damages. If Buyer terminates this Agreement in accordance with Section 10.1(b) above, it shall have no liability hereunder of any nature whatsoever to the Seller, including any liability for damages.



                     (b) Seller shall have no obligation or liability under this Agreement or in connection with or with respect to transactions contemplated by this Agreement for (i) any breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant or obligation, if such breach, misrepresentation or noncompliance was disclosed by Seller on a Schedule or Exhibit hereto in the manner provided in this Agreement for such disclosure, as such Schedule or Exhibit may have been supplemented from time to time, at or before the Closing, (ii) any misrepresentation or breach of warranty if Buyer had Knowledge of the relevant facts at or before the Closing, or (iii) any matter asserted by Buyer as a Title Defect or Environmental Defect as to which a Purchase Price adjustment was made. For purposes of this Section 10.2(b) the term "Knowledge" excludes knowledge by way of oral communications by Seller to Buyer's employees or representatives. It is further understood and agreed by the parties that nothing in this Section 10.2(b) shall affect Buyer's and Seller's rights and obligations under Section 9.4.



                     (c) Except as provided above in this Section 10.2, nothing contained herein shall be construed to limit Seller's or Buyer's legal or equitable remedies in the event of breach of this Agreement.



11.        MISCELLANEOUS.

11.1       Employee Matters.

                     Buyer shall have the right, but not the obligation, to solicit the field employees of Seller (and any other employees of Seller that Seller identifies in writing) ("Employees"), and shall have the right, but not the obligation, to offer employment to and hire any such Employees. If Buyer hires any Employee, the terms of employment shall be at Buyer's discretion.

11.2       Exhibits.


                     The Exhibits referred to in this Agreement have been separately bound and executed by the duly authorized representatives of Buyer and Seller. All of such Exhibits are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement has received a complete set of Exhibits prior to and as of the execution of this Agreement.

11.3       Expenses.


                     Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.



11.4       Notices.


                     All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed, when received by the party charged with such notice and addressed as follows:



                     IF TO BUYER:

                     APACHE CORPORATION
                     2000 Post Oak Boulevard, Suite 100
                     Houston, Texas 77056-4400
                     Attention:   Lisa A. Floyd
                                  Vice President - Business Development

                     WITH A COPY TO: Vice President and General Counsel

                     IF TO SELLER:

                     PETSEC ENERGY INC.
                     143 Ridgeway Drive, Suite 113
                     Lafayette, Louisiana 70503-3402
                     Attention:   James E. Slatten III
                                  Manager--Land and Legal

                     WITH A COPY TO:

                     GORDON, ARATA, McCOLLAM, DUPLANTIS
                               & EAGAN, L.L.P.
                     201 St. Charles Avenue, Suite 4000
                     New Orleans, Louisiana 70170-4000
                     Attention:   Cathy E. Chessin

                     Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.


11.5       Wire Transfer Instructions.

                     Funds payable to Seller shall be wired to:

                     The Chase Manhattan Bank, N.A.
                     New York
                     ABA No.: 021000021
                     For the Account of Petsec Energy Inc.
                     Account No:  910-2-772226

11.6       Amendments.

                     This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.



11.7       Assignment.


                     Neither party may assign all or any portion of its rights, or delegate all or any portion of its duties hereunder, unless it continues to remain liable for the performance of its obligations hereunder, and obtains the prior written consent of the other party, which consent shall not be unreasonably withheld. Buyer may assign all or any portion of its rights, duties and obligations hereunder to one or more of its subsidiaries, provided, however, that Buyer shall remain primarily liable for the performance of all of Buyer's obligations to be performed hereunder. Nothing contained in this Agreement, express or implied, shall confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.



11.8       Announcements.


                     Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of this Agreement and prior to the Closing Date concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which consent shall not be unreasonably withheld.



11.9       Headings.

                     The headings of the articles and sections of this Agreement are for guidance and reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

11.10      Counterparts.


                     This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which taken together shall constitute but one and the same instrument.



11.11      References.

                     References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity. Where the context requires, the term "Seller" refers to the Seller and each person it controls.

11.12      Governing Law.

                     This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the substantive laws of the State of Louisiana, without any effect being given to principles of conflicts of laws.

11.13      Entire Agreement.


                     This Agreement (including the Exhibits hereto), together with that certain Indemnity Agreement by Buyer and Seller dated December 23, 1998 (the "Indemnity Agreement") and that certain Letter Agreement entered into by Buyer and Petrie Parkman & Co., acting on behalf of Seller, dated July 16, 1998 (the "Confidentiality Agreement") constitute the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. It is understood and agreed that upon Closing,
(a) the Confidentiality Agreement between Buyer, Seller and Petrie Parkman & Co. shall, with respect to the Interests, terminate as of the Closing Date, but with respect to any other properties covered thereby not included within the Interests, remain in full force and effect in accordance with its terms and is not superseded or modified by this Agreement and (b) the Indemnity Agreement shall remain in full force and effect and is not superseded or modified by this Agreement.

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11.14      Parties in Interest.


                     This Agreement, including the representations and warranties and indemnities hereunder, shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

11.15      Survival.


                     The representations, warranties, covenants, agreements and indemnities provided for in this Agreement shall survive the Closing, subject to the following limitations: (a) the representations and warranties provided for in Section 3.1(r) hereof shall terminate on the Closing Date, (b) the representations and warranties provided for in Sections 3.1(b), (i) and (j) shall survive the Closing until and terminate on February 1, 2000 and (c) the remaining representations and warranties contained in Section 3.1 and the representations and warranties contained in Section 3.2 shall survive the Closing and, except as provided herein, shall not be extinguished by the doctrine of merger by deed or any similar doctrine, and no waiver, release, or forbearance of the application of the provisions of those sections in any given circumstance shall operate as a waiver, release, or forbearance of the provisions of the sections as to any other circumstances.



11.16      Arbitration.

                     (a) In the event of a dispute regarding this Acquisition, the parties agree to jointly select a board of arbitrators who are generally knowledgeable about the oil and gas industry and the nature of the issues to be arbitrated, which board shall be the sole arbitrator to hear and decide all matters that are subject to arbitration under this Agreement. Either party may notify the other that a dispute is to be resolved pursuant to this Section
11.16. Within five (5) days after the receipt by a party of notice from the other, Seller shall by written notice name one arbitrator and Buyer shall by written notice name one arbitrator. The two arbitrators so appointed shall name the third arbitrator within 10 days after the selection of the second arbitrator. If they fail to do so, then either party can apply to the Federal District Court of the Eastern District of Louisiana, New Orleans Division (the "Court") to appoint an arbitrator. The arbitrators selected to act under this
Section 11.16 shall be generally knowledgeable about the oil and gas industry and shall be qualified by education, experience or training to render a decision upon the issues in dispute.

                     (b) Any arbitration hearing shall be held in New Orleans, Louisiana, unless another place is determined to be mutually acceptable to the arbitrators, the Buyer and the Seller.



                     (c) The arbitrators shall settle all disputes concerning matters for which this Agreement requires the use of arbitration in accordance with the rules set forth in Title 9, United States Code "Arbitration" (the "U.S. Federal Arbitration Act") in accordance with the then current rules of the American Arbitration Association, or any successor (the "Rules") to the extent such Rules do not conflict with the terms of this Agreement, and the Louisiana state rules of evidence and civil procedure shall apply.

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

                     (d) The arbitrators promptly shall hear and determine (after giving the parties due notice of hearing and reasonable opportunity to be heard) the questions submitted and shall render a decision within sixty (60) days after notifying the parties that the arbitration hearings have been closed or, if oral hearings have been waived, from the date of transmittal of the parties' final statements and proofs to the arbitrators.



                     (e) The arbitrators shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of the Agreement. Pending the final decision of the arbitrators of any dispute, both parties will proceed diligently with performance of all contract obligations, including the payment of all sums not in dispute, required by the Agreement. Notwithstanding the foregoing, the parties reserve the right to apply to any court of competent jurisdiction for the purpose of obtaining security or other provisional relief to satisfy or effectuate an eventual arbitration award, including with limitation, attachment and injunctive relief. The commencement of any action for such relief in aid of arbitration shall not constitute a waiver of the right to arbitration nor shall it prejudice in any way the right to proceed to arbitration.


                     (f) If an arbitrator dies, resigns or is otherwise unable to perform his duties as an arbitrator, another arbitrator shall be selected in accordance with the procedures set forth under this Section 11.16. The arbitrators may in all matters act through a majority of its members on each matter if unanimity is not attained. It shall not be necessary that the same majority agree on each and every item. The arbitrators shall not have any authority to award punitive damages.

                     (g) The written decision or award of the arbitrator shall be final and binding upon the parties and the parties shall abide by and comply with such decision and a judgment may be rendered upon such decision or award in a court of competent jurisdiction. Buyer and Seller shall equally bear the cost of the services and expenses of the arbitrator and all other costs of the arbitration proceedings, except to the extent attorneys' fees, and interest are awarded by the arbitrator to one Party.

11.17      Tax Matters.

                     (a) PAYMENT AND APPORTIONMENT OF REAL PROPERTY TAXES AND PERSONAL PROPERTY TAXES. With respect to Taxes:

                               (1) REAL AND PERSONAL PROPERTY TAXES. All ad
                     valorem taxes, real property taxes and personal property taxes ("Real and Personal Property Taxes") for the year in which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Buyer. Seller shall be liable for the portion of such Real and Personal Property Taxes based upon the number of days in the year occurring prior to the Effective Time, and Buyer shall be liable for the portion of such taxes based upon the number of days in the year occurring on and after the Effective Time. For any year in which an apportionment is required, Buyer shall file all required reports and returns incident to these taxes and shall remit to the appropriate taxing authorities all such taxes assessed for the year in which the Effective Time occurs that are not paid by Seller as of the Closing Date. Seller shall pay to Buyer, at the time of Buyer's remittance, Seller's share of such taxes to the extent such amounts were not credited to Buyer in calculating adjustments in the Purchase Price in Sections
                     2.1 or 2.2 (the "Adjusted Price").

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
                               (2) LIABILITY AND RIGHT TO PURCHASE CLAIMS.
                     Seller shall retain liability for all adjustments, examinations or claims relating to taxes that are paid by Seller and that are allocated to Seller pursuant to this
                     Section 11.17. Buyer shall retain liability for all adjustments, examinations or claims relating to taxes that are paid by Buyer and that are allocated to Buyer pursuant to this Section 11.17. Seller shall administer and defend any examination, claim or adjustments arising in connection with taxes to be paid by Buyer but which are allocated to Seller pursuant to this Section 11.17.

                     (b) OTHER TAXES. All excise, production, severance, gross receipts, conservation, oil and gas severance and other similar taxes relating to production of hydrocarbons attributable to the Interests prior to the Effective Time shall be allocated to Seller, and all such taxes relating the Interests on or after the Effective Time shall be allocated to Buyer. Buyer shall file any reports or returns not filed as of the Closing, and shall remit to the proper taxing authorities any such taxes allocated to Seller, but not paid as of the Closing. Seller shall pay Seller's share of such taxes at the time Buyer remits such taxes, to the extent such amounts were not credited to Buyer in the Purchase Price as adjusted pursuant to Section 2.2.

                     (c) SALES TAXES. The Purchase Price does not include any sales taxes or other transfer taxes imposed in connection with the sale of the Interests. Buyer shall pay any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fee, and real estate transfer stamps or taxes imposed on the transfer of the Interests pursuant to the Agreement. If Buyer is of the opinion that it is exempt from the payment of any such sales tax or other transfer tax, Buyer shall furnish to Seller the appropriate tax exemption certificate.

                     (d) TAX PROCEEDINGS. In the event Buyer or any of Buyer's affiliates receive notice of any examination, claim, adjustment or other proceeding relating to the liability for taxes of or with respect to Seller for any period Seller is or may be liable under Section 11.17(a)(2), Buyer shall notify Seller in writing within thirty (30) days of receiving notice thereof. As to any such taxes for which Seller is or may be liable under Section 11.17(a)(2), Seller shall, at Seller's expense, control or settle the contest of such examination, claim adjustment or other proceeding, and shall indemnify Buyer against all losses, damages, costs, expenses, liabilities, claims, demands, penalties, fines, assessments, settlements, and any related expenses in connection therewith. In the event Seller or any of Seller's affiliates receive notice of any examination, claim, adjustment, or other proceeding relating to the liability for taxes of or with respect to Buyer for any period Buyer is or may be liable under Section 11.17(a)(2), Seller shall notify Buyer in writing within thirty (30) days of receiving notice thereof. As to any such taxes for which Buyer is or may be liable under Section 11.17(a)(2), Buyer shall, at Buyer's expense, control or settle the contest of such examination, claim, adjustment, or other proceeding, and shall indemnify Seller against all losses, damages, costs, expenses, liabilities, claims, demands, penalties, fines, assessments, settlements, and any related expenses in connection therewith. The parties shall cooperate with each other and with their respective affiliates in the negotiations and settlement of any proceeding described in this Section 11.17. Each party shall provide, or cause to be provided, to the other party necessary authorizations, including powers of attorney, to control any proceeding which such party is entitled to control.

                     (e) SECTION 1060 VALUE ALLOCATION. Seller and Buyer agree that this transaction is subject to the reporting requirements of Section 1060 of the Internal Revenue Code of 1986, as amended. Therefore, IRS Form 8594, Asset Acquisition Statement, is required to be and will be filed for this Acquisition. The parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation. In that regard, Buyer and Seller further agree that, on or before the Closing Date, they will mutually agree as to the further

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
allocation of the Allocated Values set forth in Exhibit A-II as to the relative portion of those values attributable to leasehold costs and tangible equipment and shall use those allocations for all federal and state income tax matters.

11.18      Suspense Accounts.

                     Seller shall transfer to Buyer within five (5) business days after Closing all proceeds from production attributable to third party interests, including royalty and overriding royalty interests owed with respect to the Interests, that are held by Seller in suspense as of the Closing. Buyer shall be responsible for proper distribution of all the suspended proceeds to the parties lawfully entitled to them.

11.19      Severability.

                     If any provisions of this Agreement are held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, provided that both parties hereto may still effectively realize the benefit of the transactions contemplated hereby.

11.20      Limitation of Liability.

                     The parties do hereby covenant and agree that neither party shall have any obligations with respect to this Agreement or the transactions contemplated hereby or otherwise in connection herewith for any indirect, consequential, exemplary or punitive damages.

11.21      Waiver of Jury Trial.

                     SUBJECT TO THE ARBITRATION  PROVISION SET FORTH IN
SECTION 11.16, THE PARTIES DO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.22      Jurisdiction and Venue.

                     SUBJECT TO THE ARBITRATION  PROVISION SET FORTH IN
SECTION 11.16, BUYER CONSENTS TO PERSONAL JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY COURT, FEDERAL OR STATE, WITHIN NEW ORLEANS PARISH, LOUISIANA HAVING SUBJECT MATTER JURISDICTION AND WITH RESPECT TO ANY SUCH CLAIM, BUYER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR ANY OBJECTION THAT BUYER MAY NOW OR HEREAFTER HAVE THAT VENUE OR JURISDICTION IS NOT PROPER WITH RESPECT TO ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT IN NEW ORLEANS PARISH, LOUISIANA, INCLUDING ANY CLAIM THAT SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY CLAIM THAT BUYER IS NOT SUBJECT TO PERSONAL JURISDICTION OR SERVICE OF PROCESS IN SUCH FORUM.

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
                     Executed as of the date first above mentioned.

                                    SELLER:

                                    PETSEC ENERGY INC.


                                    By:             /s/
                                       --------------------------------------
                                    Name:  Ross A. Keogh
                                    Title: Vice-President--Finance
                                             and Administration


                                    BUYER:

                                    APACHE CORPORATION


                                    By:            /s/
                                       --------------------------------------
                                           Lisa A. Floyd
                                           Vice President, Business Development
                                           and E&P Services


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